                                                                     EXHIBIT 11

                            TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                                 COMPUTATION OF EARNINGS PER SHARE
                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
                                                                                      SIX MONTHS ENDED
                                                                                          JUNE 30,
                                                                               ------------------------------
                                                                                 1997                  1996
                                                                               --------              --------
ADJUSTMENTS TO NET INCOME (LOSS):
    Loss before extraordinary items........................................    $(82,027)             $(11,845)
    Preferred stock dividend requirements..................................      (7,738)               (8,820)
    Special dividend requirement relating to redemption of
      12% Preferred Stock..................................................          --               (19,991)
                                                                               --------              --------
    Loss before extraordinary items applicable to common stock
      for primary calculation..............................................     (89,765)              (40,656)
    Extraordinary item.....................................................      (3,937)                   --
                                                                               --------              --------
    Net loss applicable to common stock for primary calculation............     (93,702)              (40,656)
    Fully diluted adjustment--dividend requirements on 8% Preferred Stock
      assumed to be converted..............................................       7,738                 4,268
                                                                               --------              --------
    Net loss applicable to common stock for fully diluted calculation......    $(85,964)             $(36,388)
                                                                               ========              ========
ADJUSTMENTS TO OUTSTANDING SHARES:
    Average number of shares of common stock <F1>..........................      49,945                42,202
    Primary Adjustments
        Incremental shares associated with the assumed exercise
          of options and warrants <F2>.....................................         736                 1,831
                                                                               --------              --------
    Total average number of common and common equivalent shares
      used for primary calculation.........................................      50,681                44,033
                                                                               ========              ========
    Average number of shares of common stock <F1>..........................      49,945                42,202
    Fully Diluted Adjustments
        Incremental shares associated with the assumed exercise
          of options and warrants <F2>.....................................       1,626                 1,831
        Common shares assumed to be issued upon conversion of
          8% Preferred Stock...............................................       9,544                 5,272
                                                                               --------              --------
    Total average number of common and common equivalent shares
      for fully diluted calculation........................................      61,115                49,305
                                                                               ========              ========
PER SHARE AMOUNTS:
    Loss before extraordinary item and special preferred dividend
        Average number of shares of Common Stock...........................    $  (1.80)             $   (.49)
        Primary <F3>.......................................................    $  (1.77)             $   (.47)
        Fully diluted <F3>.................................................    $  (1.34)             $   (.33)
    Net loss
        Average number of shares of Common Stock...........................    $  (1.88)             $   (.96)
        Primary <F3>.......................................................    $  (1.85)             $   (.92)
        Fully diluted <F3>.................................................    $  (1.41)             $   (.74)

--------
<F1> Includes 5,971 shares for the six months ended June 30, 1997, and 5,588 for the six months ended June 30, 1996 of Employee Preferred Stock which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of Common Stock.

<F2> Pursuant to an employee stock incentive plan (ESIP or the Plan), the
     Company is required to distribute additional shares of common stock and Employee Preferred Stock as a result of the distribution of additional shares following the effective date of the '95 Reorganization. The Company distributed 931,604 additional shares in July 1997 under this provision. Additionally, the ESIP provides that, beginning in 1997, employees may significantly increase their ownership, through grants or purchases, as set forth in the Plan. The earnings (loss) per share computations do not give any effect to the potential issuances of these shares.

<F3> As the effects of including the incremental shares associated with options and warrants and the assumed conversion of the 8% Preferred Stock are antidilutive, these amounts are not presented in the accompanying condensed statements of consolidated operations.
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